UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2006
MICROMET, INC.
(Exact Name of Company as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)
Company’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
      On December 23, 2004, Micromet, Inc. (formerly known as CancerVax Corporation) (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Lender”). The Agreement provided for a revolving line of credit in an amount up to $18 million (the “Line”). The outstanding amounts under the Agreement were generally payable on a monthly basis over the four-year period commencing on January 31, 2006, such that all outstanding amounts under the Agreement would have been paid in full on or before the final maturity date of December 31, 2009. Under the terms of the Agreement, the Company granted the Lender a first priority security interest in all properties, rights and other assets of the Company, excluding intellectual property.
      In its Quarterly Report on Form 10-Q for the quarter ending June 30, 2006, which was filed with the Commission on August 8, 2006, the Company indicated that it anticipated paying off the Line in the third quarter of 2006. On September 7, 2006, the Company paid all amounts due and owing under the Agreement and terminated the Agreement. Effective immediately upon the termination of the Agreement, all security interests and other liens held by the Lender in all properties, rights and other assets of the Company were discharged.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: September 13, 2006
	By:	/s/ Matthias Alder

Name: Matthias Alder
Title: Senior Vice President and General Counsel